Exhibit 99.1

Contact:

Ron Albrecht, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Fourth Quarter and Fiscal 2012 Financial Results

EXTON, PA.—December 5, 2012—Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the fourth quarter and full year fiscal 2012 ended September 30, 2012.

Three Month Results

For the fourth quarter, the Company reported revenue of $6.9 million, up 7% from revenue of $6.5 million in the fourth quarter of 2011.  The Company reported fourth quarter 2012 net income of $2.8 million, or $0.17 per share, compared to $12,000, or $0.00 per share in the same quarter a year ago.  For the fourth quarter, the Company generated positive operating cash flow of $1.3 million, up from $0.4 million in the fourth quarter of fiscal 2011.

Of the reported net income and earnings per share, $2.4 million and $0.15, respectively, resulted from the reversal of income tax valuation allowances related to book to tax temporary differences and to research and development credits.  The Company established the valuation allowances in 2008, following several years of losses, at which time the realization of certain deferred tax assets was considered unlikely in accordance with the requirements of ASC Topic 740 “Income Taxes”.  Over the past several years, the Company has been profitable, and, in accordance with the requirements of ASC Topic 740, has concluded that, based upon an analysis of past results and future projections, the valuation allowances for certain deferred tax assets should be reversed.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. (“ISSC”), said, “Revenues for the last three months of the year increased for the third consecutive quarter, which, together with continued operating efficiency, enabled us to achieve full year profitability for the fourth consecutive year.  The results were accomplished while we were investing in new product development programs to leverage our core technology, expand our market opportunities, and increase our growth potential. Consequently, we not only ended fiscal 2012 in a strong financial position, but we entered fiscal 2013 with a more robust product portfolio and a larger addressable market.  While economic uncertainty will present challenges to the health of our end markets in the near term, we are confident that the investments which we are making to strengthen the Innovative Solutions & Support franchise will create value for our shareholders over the longer term.”

At September 30, 2012, the Company had $43.0 million of cash on hand and no debt. During the fourth quarter of the current fiscal year the Company used cash of approximately $107,000 to repurchase 31,221 shares of Company stock at an average cost of $3.44 per share.

Backlog was approximately $19.7 million at September 30, 2012, compared to $23.0 million at June 30, 2012, and $27.5 million at September 30, 2011.  For the year, new orders of $28.2 million exceeded sales of $24.6 million. Backlog at September 30, 2012 was net of $11.4 million of order reductions primarily by American Airlines.  We expect backlog to improve in the future because of potential future sole source production sales resulting from the present customer-funded Engineering Modification and Development (“EMD”) contracts.

Full Year Fiscal 2012 Results

Revenues for the fiscal year ended September 30, 2012 were $24.6 million compared to $25.7 million for the twelve months ended September 30, 2011.  Net income was $3.0 million, or $0.18 per share, for fiscal 2012 compared to $0.7 million, or $0.04 per share for the twelve months ended September 30, 2011.  Of the reported net income and earnings per share, $2.4 million and $0.15, respectively, resulted from the reversal of the income tax valuation allowances that were discussed above.  Cash flow from operating activities was $1.4 million for the twelve months ended September 30, 2012 compared to $2.3 million for the prior year.  During fiscal 2012, the Company used $798,000 of cash to repurchase 211,722 shares of its stock at an average cost of $3.77 per share.

Shahram Askarpour, President of ISSC, commented, “The profitability and positive cash flow generated in fiscal 2012 has provided us with additional resources to continue our development efforts and to leverage our expanding portfolio of products to gain share in our commercial air transport, military and general aviation markets.  Eclipse Aerospace, Inc. has already placed an initial production order for one of our new products, our advanced avionics suite for their Eclipse 550 jet.  In addition, we announced two new products that we are confident will be well received, our NextGen Cockpit/IP® II flight deck for business and general aviation aircraft, and our Integrated Multifunction Standby Unit for a variety of fixed wing aircraft and helicopters. Together with the progress that we are making in the development of our new System Integration and Cockpit Avionics, we continue to build our reputation for improving aircraft performance with dependable, high-quality products that offer owners an exceptional value proposition.”

At the end of the quarter, the Company had $760,000 due from American Airlines.  Based upon the present status of the bankruptcy proceedings, we are not able to determine the amount, if any, that could be uncollectible.

Business Outlook

For the fiscal year ending September 30, 2013, we expect to increase sales and generate profit, which would represent our fifth consecutive profitable year. Our ability to provide specific targets and ranges remains difficult as a result of the uncertain current economic climate; however, we are cautiously optimistic about results for 2013.  We anticipate that sales will increase over 2012 sales; however, income before income taxes will not grow as fast as sales because of the continued high investment in lower margin EMD programs and in IR&D.  We will provide additional commentary during our earnings conference call.

Conference Call

The Company will be hosting a conference call December 6, 2012 at 10:00 AM ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 2640289. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pennsylvania, Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision navigation resulting in low carbon footprint.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2012	2011	2012	2011

Sales	$6,928,026	$6,490,277	24,578,198	25,737,652

Cost of Sales	4,259,701	3,324,155	14,067,933	11,945,184

Gross Profit	2,668,325	3,166,122	10,510,265	13,792,468

Operating expenses:
Research and development	560,741	1,181,696	2,693,554	5,500,924
Selling, general and administrative	1,734,578	1,889,470	7,400,199	7,683,637
Total operating expenses	2,295,319	3,071,166	10,093,753	13,184,561

Operating income	373,006	94,956	416,512	607,907

Interest income	38,521	24,202	101,012	143,942
Interest expense	(61)	(297)	(598)	(1,509)
Other income	6,489	—	65,005	150,010

Income before income taxes	417,955	118,861	581,931	900,350

Income tax (benefit) expense	(2,355,174)	107,222	(2,397,063)	183,760

Net income	$2,773,129	$11,639	$2,978,994	$716,590

Net income per Common Share
Basic	$0.17	$0.00	$0.18	$0.04
Diluted	$0.17	$0.00	$0.18	$0.04

Weighted Average Shares Outstanding
Basic	16,581,819	16,782,262	16,641,895	16,782,223
Diluted	16,581,819	16,811,629	16,641,900	16,824,621

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	September 30,	September 30,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$42,977,501	$42,625,854
Accounts receivable, net	3,978,512	3,124,114
Inventories	3,801,547	3,508,595
Deferred income taxes	1,588,162	438,635
Prepaid expenses and other current assets	2,031,644	875,636

Total current assets	54,377,366	50,572,834

Property and equipment, net	7,214,378	7,476,362
Long term deferred income taxes	846,887
Other assets	158,600	208,408

Total Assets	$62,597,231	$58,257,604

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current portion of capitalized lease obligations	$—	$13,189
Accounts payable	1,139,464	443,516
Accrued expenses	2,723,812	2,551,389
Deferred revenue	1,426,552	232,630

Total current liabilities	5,289,828	3,240,724

Long term deferred income taxes	128,998	566,963
Other liabilities	98,002	189,130

Total Liabilities	5,516,828	3,996,817

Commitments and contingencies	—	—

Shareholders’ Equity

Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at September 30, 2012 and 2011	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,329,314 and 18,286,884 issued at September 30, 2012 and 2011, respectively	18,329	18,287

Additional paid-in capital	47,845,732	47,206,690
Retained earnings	29,605,236	26,626,242
Treasury stock, at cost, 1,756,632 and 1,544,910 shares at September 30, 2012 and 2011, respectively	(20,388,894)	(19,590,432)

Total Shareholders’ Equity	57,080,403	54,260,787

Total Liabilities and Shareholders’ Equity	$62,597,231	$58,257,604